SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Cambrex Corporation
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Cambrex Company
Annual Meeting of Stockholders
April 28, 2011

Supplemental Information Regarding Proposal 2
Advisory Vote On The Compensation Of The Named Executive Officers

Explanatory Note

Commencing on April 18, 2011, Cambrex Corporation (the “Company”) sent the following communication to certain stockholders of the Company.

Purpose of the Outreach

At or prior to the April 28, 2011, annual meeting of stockholders, the Company’s stockholders may cast an advisory vote to approve the Company’s executive compensation program (also known as “Say on Pay”). Proposal 2 and the Compensation Discussion & Analysis in the Company’s proxy materials include the relevant information regarding this matter. In connection with the advisory vote, we are making every effort to assist our stockholders in understanding the advisory vote and to facilitate prompt voting.

Three proxy advisory firms have recently issued voting recommendations with respect to our Say on Pay proposal.  While we are pleased to announce that Glass Lewis & Co. and Egan–Jones Proxy Services, both independent proxy advisory firms, have recommended that their clients vote “FOR” our Say on Pay proposal, another proxy advisory firm, ISS Proxy Advisory Services (“ISS”), has recommended that its clients vote “AGAINST” this proposal.

We strongly disagree with ISS’s analysis, which evaluates stock-price performance over a multi-year period, but evaluates CEO compensation on a year-over-year basis.  This insulated analysis disregards such factors as our CEO not receiving a salary increase since becoming our CEO in 2008 and that he did not receive any long-term equity awards in 2009, as further outlined below.  In addition, the ISS analysis is significantly flawed because it fails to take into consideration a number of other relevant factors that are described in our Proxy Statement and this Supplement.

Your vote is important.  Our board of directors has unanimously recommended that you vote “FOR” the Say on Pay proposal approving the Company’s executive compensation program.  For the reasons set forth below, we believe ISS’s recommendation is based on incomplete and inaccurate analysis and we again urge you to vote “FOR” the advisory vote on executive compensation.

Pay for Performance Assessment

ISS’s analysis of our CEO’s compensation suggests a “pay-for-performance misalignment.”  We believe the Company’s executive compensation program and mix of cash and equity awards appropriately rewards our executives for achievement of both short-term and long-term financial and strategic results.

ISS’s analysis fails to consider actions that aligned pay with performance during the recession. The Company’s Compensation Committee looks at performance and compensation over time, and we believe that it is also important for stockholders to look at our CEO’s compensation over recent years and evaluate his 2010 compensation in that light. In evaluating our CEO’s pay, our stockholders should consider that he has not received a salary increase since becoming the CEO in 2008.  In addition, during 2009, our management team was successful in holding consistent sales and slightly increasing our profits while the financial markets went into distress.  As a result of the global recession, the Compensation Committee and the CEO decided that no new long-term equity awards would be made to the CEO and CFO in 2009 in order to be responsive to the general business conditions. This resulted in our CEO’s compensation being significantly below the peer group median, as calculated by both ISS and internally at Cambrex.  In particular, our CEO and CFO were specifically below the peer group median in long-term incentive compensation.  Based on this peer group analysis and in order to further promote the creation of long-term stockholder value, our Compensation Committee chose to increase the long-term incentive portion of our CEO’s compensation for 2010.  By focusing only on year-over-year changes from 2009 to 2010 in compensation and failing to evaluate either overall compensation levels in relation to our peers or past compensation actions, ISS’s analysis has the effect of distorting the Company’s compensation program and penalizing the Compensation Committee and our CEO for taking responsible actions in 2009 that demonstrated restraint during periods of economic uncertainty.

Proxy disclosure rules artificially inflate our CEO’s compensation increase from 2009 to 2010.  The compensation reflected for each year within the Summary Compensation Table on page 19 of our proxy statement does not necessarily reflect when that compensation was earned.  Compensation for 2010 includes $165,000 of compensation that pertains to an annual incentive award related to 2009 performance.  Adjusting for this, 2010 compensation would be $1,345,000 and 2009 compensation would be $1,071,000. The normalized increase of $270,000 is due to a 2010 option grant of $367,000 (ISS uses a higher value which is addressed below) and a performance share award valued at $219,000 together representing more than the entire normalized increase.  These are grant date values based on Black Scholes as per US GAAP for the options and based on target performance at the grant date share price for the performance shares, and as such, have no value if the Company does not improve performance going forward.  The result is that compensation tied to long-term equity awards increased by $420,000 ($586,000 in 2010 compared to $165,000 in 2009) in 2010, which is more than the entire normalized increase of $270,000 from 2009 to 2010.

ISS’s valuation of our CEO’s option grant significantly overstates his total compensation. ISS’s Proxy Report measures his total compensation at $1,656,000, whereas the Company’s 2011 proxy statement measures total CEO compensation at $1,510,062, consistent with how we record compensation expense in our audited financial statements.  The cause of this difference is a variation in the assumptions used in the calculation of the grant date fair value of the CEO’s 2010 option award using the Black Scholes option pricing model. The Company’s proxy statement reports these options as having a grant date fair value of $367,335, whereas ISS values the award at $513,000. The Company’s grant date fair value of the CEO’s option award in the proxy statement is the same as that used for purposes of recording the compensation expense in its audited financial statements, and we believe our assumptions are appropriate and reasonable. Cambrex applies a model that is consistent with SEC and FASB guidance.

Other Factual Inaccuracies in the ISS Report

Factual inaccuracies in the ISS report compromise the integrity of ISS work product. The ISS Proxy Report indicates that the Company does not disclose stock ownership guidelines for its directors. This statement is factually incorrect. Cambrex provided the following statement on page 27 of its proxy:

Director Stock Ownership Guidelines

On January 27, 2011, the Board revised its stock ownership policy for directors.  Under the policy, directors are expected to acquire and hold Company stock equal in value to at least three times the annual retainer for directors by the later of January 27, 2014, or three years from a director’s election to the Board.  The Company believes that this ownership policy further aligns director and stockholder interest and thereby promotes the objective of increasing stockholder value.

Further, the ISS Proxy Report indicates that in 2010 “ISS recommended that shareholders withhold votes from Mr. Bethune for failure to attend at least 75 percent of board meetings and meetings of committees on which he served during fiscal 2009.” What ISS fails to mention in its Proxy Report is that on April 9, 2010, ISS issued a proxy alert revising its recommendation with respect to Mr. Bethune to “For.” Specifically, ISS stated: “In our original analysis, we noted that Mr. Bethune had attended fewer than 75 percent of the meetings of the board and committees on which he served in 2009, and recommended that shareholders withhold votes from Mr. Bethune on this basis. The Company has since provided ISS with further disclosure. ISS has determined that Mr. Bethune’s absences were for legitimate personal reasons. Therefore, we are changing our vote recommendation on Mr. Bethune’s re-election from withhold to FOR.”

By failing to provide this further explanation in its report, ISS misrepresents the facts in a way that portrays Mr. Bethune’s attendance record for 2009 in an inaccurate light. As is demonstrated by the aforementioned inaccuracies, ISS has conducted a cursory and incomplete review of our proxy materials, calling into question the integrity of the ISS Proxy Report and its subsequent recommendations.